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Exhibit 99.6

Form of
Notice of Guaranteed Delivery
(Not to be used for Signature Guarantee)
for
Tender of Shares of Common Stock
of
MARKWEST HYDROCARBON, INC.
in connection with
the Redemption by MarkWest Hydrocarbon, Inc.
and the Merger of MWEP, L.L.C.
(a subsidiary of MarkWest Energy Partners, L.P.)
with and into MarkWest Hydrocarbon, Inc.

THE ELECTION PERIOD WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2008
(THE "ELECTION DEADLINE")

        As set forth in Section 3.2(d) of the Redemption and Merger Agreement (as defined below), this form must be used to make an Election (as defined below) if (1) certificates for your shares of common stock of the Corporation (as defined below) are not immediately available, (2) the procedures for book-entry transfer cannot be completed on a timely basis or (3) time will not permit all required documents to reach the Redemption/Exchange Agent prior to the Election Deadline. This form may be delivered by hand, transmitted by facsimile transmission or mailed to the Redemption/Exchange Agent and must be received by the Election Deadline. Within three business days of returning this Notice of Guaranteed Delivery, you must deliver to the Redemption/Exchange Agent either the certificates representing the shares tendered hereby, in proper form for transfer, or a book-entry confirmation with respect to such shares, with any required signature guarantees, or an agent's message in the case of a book-entry delivery, and any other required documents.

To be submitted to the Redemption/Exchange Agent:

Wells Fargo Bank, N.A.

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	For Eligible Institutions Only: (651) 450-2452 For Confirmation Only Telephone: (800) 468-9716	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

        Delivery of this Notice of Guaranteed Delivery to an address, or facsimile transmission of instructions, other than as set forth above will not constitute a valid delivery to Wells Fargo Bank, N.A. (the "Redemption/Exchange Agent").

        This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on an Election Form is required to be guaranteed by an eligible institution under the instructions in the Election Form, the signature guarantee must appear in the applicable space provided in the signature box on the Election Form.

Ladies and Gentlemen:

        The undersigned hereby surrenders to MarkWest Hydrocarbon, Inc., a Delaware corporation (the "Corporation"), for the consideration per share indicated in this Notice of Guaranteed Delivery (the "Election"), on the terms and subject to the conditions set forth in the Agreement and Plan of Redemption and Merger dated September 5, 2007 (the "Redemption and Merger Agreement") and related joint proxy statement/prospectus dated January 7, 2008, receipt of which is hereby acknowledged, the number of shares set forth below. Any shares not surrendered hereby will be Non-Electing Shares (as defined in the Redemption and Merger Agreement). Unless the context otherwise requires, all references to shares shall refer to Corporation common stock.

ELECTION

You must mark one and only one of Boxes (1), (2), (3) or (4) to participate in the Election.

(1) ☐ Mark this box to receive cash consideration for all of your shares of Corporation common stock, subject to possible proration and equalization.

OR

(2) ☐ Mark this box to receive unit consideration for all of your shares of Corporation common stock, subject to possible proration and equalization.

OR

(3) ☐ Mark this box to receive the stated consideration for all of your shares of Corporation common stock, subject to possible equalization.

OR

(4) ☐ Mark this box to receive a combination of cash consideration, unit consideration and/or stated consideration. Insert the number of shares of Corporation common stock for which you elect cash consideration, unit consideration and stated consideration, subject to possible proration and/or equalization, and for which you make no election.

OR

(5) ☐ Mark this box to make no election with respect to all of your shares of Corporation common stock.

Pursuant to the proposed redemption and merger, each holder of Corporation common stock is entitled to make an election as to the preferred consideration to be received. Notwithstanding the fact that you may elect otherwise, it is possible that you may receive some portion of Partnership common units in exchange for your Corporation common stock. As a result, it is important that you provide the historical cost basis of your shares in the Corporation common stock (net of fees and commissions) so that the appropriate amount of income and deductions are properly allocated to the Partnership units that you receive in the merger. Failure to provide this information will result in the assumption of a zero carryover basis, which may result in unfavorable allocations of income or deductions to which you would otherwise be entitled.

Stock Certificate Number	Number of Corporation Common Stock Shares	Mark the box to indicate the type of election you are making for the designated shares	Date of Purchase	Purchase Price Net of Fees and Commissions	Total Value of Corporation Common Stock Shares

Cash ☐ Units ☐ Stated Consideration ☐ No Election ☐

Cash ☐ Units ☐ Stated Consideration ☐ No Election ☐

Cash ☐ Units ☐ Stated Consideration ☐ No Election ☐

Cash ☐ Units ☐ Stated Consideration ☐ No Election ☐

Cash ☐ Units ☐ Stated Consideration ☐ No Election ☐

Name of Record Holder(s):

Address:

Daytime Telephone Number (including area code):
Signature(s)

Dated:
If shares will be tendered by book-entry transfer, check this box ☐ and provide the following information:
Name of Tendering Institution:

GUARANTEE SET FORTH BELOW MUST BE COMPLETED.

GUARANTEE
(Not To Be Used For Signature Guarantee)

        The undersigned, a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby guarantees (1) that the above named person(s) "own(s)" the shares tendered hereby within the meaning of Rule 14e-4 under the Exchange Act, (2) that such tender of shares complies with Rule 14e-4 under the Exchange Act and (3) to deliver to the Redemption/Exchange Agent either the certificates representing the shares tendered hereby, in proper form for transfer, or a book-entry confirmation with respect to such shares, in any such case together with a properly completed and duly executed Election Form (or a facsimile thereof), with any required signature guarantees, or an agent's message in the case of a book-entry delivery, and any other required documents, within three business days after the date hereof. The eligible institution that completes this form must communicate the guarantee to the Redemption/Exchange Agent and must deliver the Election Form and certificates for shares to the Redemption/Exchange Agent within the time period shown herein. Failure to do so could result in financial loss to such eligible institution.

Note: Do not send certificates for shares with this Notice.
Certificates for Shares should be sent with your Election Form.

PLACE MEDALLION GUARANTEE STAMP BELOW

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  Exhibit 99.6